EXHIBIT 99.2
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Monday October 22, 9:24 a.m. Eastern Time

Company Press Release

SOURCE: FieldPoint Petroleum Corporation
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FieldPoint Petroleum Corporation Expands Oklahoma Operations With ONA West Acquisition

AUSTIN,TX Oct 22,2001 FieldPoint Petroleum  Corporation (OTC Electronic Bulletin
Board: FPPC) announces that it has closed on an Agreement effective October 1,2001 to purchase certain interests in the ONA NW Unit, to include oil and gas reserves and related assets. The ONA NW Unit is located in the Oklahoma panhandle in Texas County, Oklahoma and to a lesser extent, Cimarron County, Oklahoma.

The purchase includes working interest of 89.96% and net revenue of 73.27% with production of approximately 104 barrels of oil equivalent per day net to FieldPoint. As a result of this transaction, FieldPoint will add 240,550 barrels of oil equivalent reserves, 130,867 of which are classified as proved producing. The total purchase price was approximately $730,000.00 financed with available cash and through FieldPoint's credit facility.

FiledPoint Petroleum Corporation will be the operator of the ONA NW Unit. Production depths range from 4,500 feet to 5,000 feet with the Morrow formation representing the majority of production. FieldPoint Petroleum intends to conduct additional workovers and equipment upgrades during 2002, anticipating capital expenditures of approximately $400,000 by year end 2002. Management believes this will increase production levels on this property to approximately 180 to 225 barrels of oil equivalent per day net to FieldPoint.

"Not only does this acquisition represent a significant step in expanding our production operations in Oklahoma, but it replaces 212% or our 2000 annual production and 146% of anticipated 2001 annual production," stated Ray D. Reaves, FieldPoint's President. Reaves further commented, "The ONA NW Unit purchase fortifies our ongoing strategy of acquiring producing oil and gas
properties   offering   cash   flow   with   relatively   low-risk   development
opportunities."

FieldPoint Petroleum Corporation (OTCBB:FPPC) is engaged in oil and gas exploration, production and acquisition, primarily in Oklahoma, Texas and Wyoming. The Company's business strategy is to continue to expand its reserve base and increase production and cash flow through the acquisition and development of low risk producing oil and gas properties which offer the opportunity for moderate to high returns on investment. Additional information about FieldPoint Petroleum Corporation may be obtained by contacting the Company's President, Ray D. Reaves, at (512) 250-8692 or by visiting the Company's website at www.fppcorp.com

This release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable, but which are subject to wide range of uncertainties and business risk. Factors that could cause actual results to differ from those anticipated are discussed in the Company's periodic filings with the Securities and Exchange Commission (at www.sec.gov), including its Annual Report on Form 10-KSB for the year ended December 31, 2000.